EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Altiris, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-131674, 333-123748, 333-114033, 333-102655 and 333-88868) on Form S-8 of Altiris, Inc. of our reports dated March 15, 2007, with respect to the consolidated balance sheets of Altiris, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 10-K of Altiris, Inc.
Our report dated March 15, 2007, contains an explanatory paragraph that states that Altiris, Inc. adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payments, (SFAS No. 123R) on January 1, 2006. The adoption of SFAS No. 123R changed the Company's method of recognizing compensation cost related to share-based payments.
/s/ KPMG LLP
Salt Lake City, Utah
March 15, 2007